Exhbiit 23.11

CONSENT OF QUALIFIED PERSON

Re: McEwen Mining: Fox PEA - Higher Production, Longer Life

I, Kenneth Tylee,P.Geo., consent to the public filing of the technical report titled NI 43-101 Technical Report on the Preliminary Economic Assessment of the Fox Complex, Ontario Canada with an effective date of 26 January 2022 (the "Technical Report") by McEwen Mining Inc.

I also consent to any extract s from, or a summary of, the Technical Report in the news release titled McEwen Mining: Fox PEA - Higher Production, Longer Life, dated 26 January 2022 (the "News Release".)

I certify that I have read the News Release filed by McEwen Mining Inc., and that it fairly and accurately represents the information in the sections of the Technical Report for which I am responsible.

Dated this 25 day of February 2022

“signed and stamped”

e
/s/ Kenneth Tylee
Kenneth Tylee, P.Geo.

CONSENT OF QUALIFIED PERSON

Regarding the "Technical Report Summary on the Initial Assessment of the Fox Complex, Ontario, Canada", that is current as of December 31, 2021 (the "Technical Report Summary"):

In connection with the filing of the Annual Report of McEwen Mining Inc. for the year ended December 31, 2021 on Form 10-K (the "Form 10-K"), Kenneth Tylee, P.Geo. consents to:

●	the use of my name and status as a "Qualified Person" in the Form 10-K
●	any quotation from, or summarization of any of the information that I am responsible for preparing in the Technical Report Summary in the Form 10-K
●	to the filing of the Technical Report Summary as an exhibit to the Form 10- K and
●	to the incorporation by reference of the Technical Report Summary in the Registration Statements of McEwen Mining Inc. on (i) Form S-3 (Nos. 333-224476 and 333-234612), (ii) Form S-4 (No. 333-226858) and (iii) Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609).

Signed by:

/s/ Kenneth Tylee	03/03/2022
Kenneth Tylee
P.Geo. (#0695 Ontario)
Exploration Manager (Ontario)
McEwen Mining